LAW OFFICES OF
                  CLINE, WILLIAMS, WRIGHT, JOHNSON & OLDFATHER
                          1900 FIRSTIER BANK BUILDING
                               LINCOLN, NE 68508

May 10, 1991

Board of Directors
Stratus Fund, Inc.
Lincoln, Nebraska

Re:      Form N-1A Registration Statement

Ladies and Gentlemen:

         Our opinion has been requested with respect to the shares of common stock designated Growth/Income Portfolio shares and Intermediate Government Bond Portfolio shares, $.001 par value share (the "shares"), of the Stratus Fund, Inc. (the "Fund"), which are being registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, by Form N-1A Registration Statement.

         We have examined the Fund's Articles of Incorporation and Bylaws, reviewed certain minutes of corporate proceedings, and have made such additional factual and legal inquiry as we deemed necessary under the circumstances. Based upon the foregoing, it is our opinion that:

         1. The Fund is a duly and validly organized corporation presently existing in good standing under the laws of the state of Minnesota.

         2. The issuance and sale of the shares have been duly and validly authorized by the necessary corporate action; and said shares will, upon delivery against payment, be duly authorized, validly issued and outstanding, fully paid, and nonassessable shares of common stock of the Fund.

         We consent to the use of this opinion as an exhibit to the Fund's Form N-1A Registration Statement and further consent to the reference of our firm under the heading "Legal Opinions" in the Prospectus forming a part thereof.

                                                  Very truly yours,


                                                  JOHN C. MILES
                                                  For the Firm